UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)               July 8, 2012

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On July 8, 2012, General James M. Feigley, Chairman of the Board of Applied Energetics, Inc. (the “Company”), advised the Board of Directors that the Marine Corps requested that he Co-Chair a team of both active and retired General Officers to analyze its current weapons acquisition system and make recommendations for its immediate improvements. Mr. Feigley further advised the Board that this activity will begin on or about July 16, 2012 and continue through October and that he has accepted this appointment. The comprehensive nature of this task is such that he would be unable to devote the time necessary to properly discharge his duties as Chairman of the Board of Applied Energetics. The needs of both the shareholders and employees of the Company deserve the undivided attention of its Chairman which this new responsibility would preclude. As such he resigned his position and membership on the Board effective July 9, 2012.

General Feigley also suggested to the members of the Board that he size of the Board should be reduced to three members to reduce the overall Board of Directors compensation. On July 8, 2012, Mr. James Harlan voluntarily agreed to resign from his position as a director effective July 9, 2012. On July 9, 2012, the Board of Directors appointed Mark Lister to serve as Chairman and increased the director compensation payable to George Farley and John Levy to $50,000 per annum, in view of the additional duties and responsibilities on the remaining directors.

General Feigley served as a member of the Nominating and Governance Committee and Compensation Committee of the Board and Mr. Harlan served as a member of the Audit Committee of the Board and Chairman of the Compensation Committee of the Board. Messrs. Feigley or Harlan did not resign due to a disagreement on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.
(Registrant)

By:	/s/ Joseph Hayden
Joseph Hayden
President, principal financial officer and principal executive officer

Date: July 9 , 2012